Exhibit 10.9

IT SERVICES AGREEMENT
(Data Service Bureau)

THIS SERVICES AGREEMENT dated ______, 200___, between TALISMAN ENERGY INC. (hereinafter referred to as "Talisman") and STRATA WEB SYSTEMS LTD. (hereinafter referred to as the "Service Provider")

WHEREAS:

A. Talisman is an international oil and gas company headquartered in Calgary, Alberta dedicated to the exploration, production and marketing of oil, natural gas and natural gas liquids;

B. Talisman's corporate strategy is to focus its internal assets on its core business while outsourcing non-core services including the outsourcing of information systems and information technology utilized by Talisman;

C. This Service Agreement is entered into in connection with Talisman's desire to contract with the Service Provider for the outsourcing of certain services;

D. The Service Provider has represented to Talisman that it has the expertise and experience necessary to perform the services described in this service agreement in an efficient, cost effective manner with a high degree of quality and responsiveness;

NOW THEREFORE in consideration of the agreements herein contained, the Service Provider and Talisman agree to the recitals and as follows:

1. Provisions of Services: The Service Provider will provide to Talisman the Services described in Schedule A attached hereto (the "Services"). The Services will be performed at the Service Levels or meet the specifications, as the case may be, as set forth in Schedule B attached hereto.

2. Compensation: The compensation payable to the Service Provider for providing the Services is set forth in Schedule C attached hereto.

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3. Timelines: The commencement date, milestones, delivery schedule, completion date or other relevant periods or dates applicable to this Agreement are set forth in Schedule D attached hereto.

4. Talisman General Terms and Conditions: The Service Provider and Talisman agree that this Agreement will include the Talisman Standard Terms and Conditions set forth in Schedule E attached hereto with such additions, modifications or changes as noted on Schedule F attached hereto.

5. Representations, Warranties and Covenants: The representations, warranties and covenants provided by the Service Provider in performing the Services and the work product created therefrom are set forth in Schedule G attached hereto.

6. Personnel: Personnel matters relating to the Service Provider's personnel are set forth in Schedule H attached hereto.

7. Software: In the event that the Service Provider is providing Software or other such licenses, the same will be provided under a separate software license agreement as agreed between the parties or as additional terms pursuant to Schedule F attached hereto.

8. Term: The term of this Agreement (if applicable) and rights on termination are set in Schedule I attached hereto.

9. Hardware or Other Products: In the event that there is hardware or other products to be delivered to Talisman by the Service Provider, terms of such arrangements are set forth in Schedule J attached hereto.

10. Contact Information: The contact information of Talisman and the Service Provider are set forth in Schedule K hereto.

11. Schedules: The following schedules are attached to and made part of this Agreement:

Schedule A	Services
Schedule B	Service Levels
Schedule C	Compensation
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Schedule D	Commencement Date, Milestones, Delivery Schedule and Completion Date
Schedule E	Talisman Standard Terms and Conditions
Schedule F	Modifications to the Standard Terms and Conditions
Schedule G	Representations, Warranties and Covenants Related to the Services and Work Product
Schedule H	Personnel and Personnel Matters
Schedule I	Term and Rights on Termination
Schedule J	Hardware and Other Products
Schedule K	Contact Information

IN WITNESS WHEREOF the parties hereto agree to the terms hereof by execution of this Agreement

TALISMAN ENERGY INC.	STRATA WEB SYSTEMS LTD.
Per: /s/ signed	Per: /s/ signed
Address:	Address:
Date:	Date:

SCHEDULE A

SERVICES

1. Definitions: In this Schedule A, the following words and phrases when capitalized shall have the following meanings:

(a) "Downtime" means either a service Provider Downtime or a third Party Downtime;

(b) "Managed Technology" means the computer hardware (including its servers), software and other tangible equipment and intangible computer code contained therein, if any, provided or to be provided to Talisman by the Service Provider hereunder;

(c) "Packet" means a bundle of data accessible through the Service Provider as herein contemplated;

(d) "Service Credit" means a $1,000 credit as more fully described in Section 3.1 hereof;

(e) "Service Provider Downtime" means a period of time between 6:00 a.m. and 6:00 p.m., Calgary time when Talisman is not able to utilize the Services due to down time as a result of:

(i) the loss of proper function of the Managed Technology but does not include loss of proper function of any Talisman Equipment;

(ii) Packet loss;

(iii) scheduled maintenance of the Management Technology by the Service Provider as provided herein; or

(iv) factors outside of the reasonable control of the Service Provider (except those within the control of third parties contemplated in Section 4 hereof)

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including any actions or inactions of Talisman or any third parties and failure of any third party equipment not within the control of the Service Provider;

(g) "Services" means the providing of data access to Talisman whereby Talisman may access either public domain or third party proprietary data or services maintained by the Service Provider; such services include data access through the internet and including, without limitation, the following features to the data access: tree interface, navigation tools, workspace manager, online help, public map layers and reports, quarry manager interface and public quarry layers for rigs, licenses, wells and crown lands;

(h) "Talisman Equipment" means the computer hardware, software and other tangible equipment and intangible computer code contained herein, if any, supplied by Talisman for use with the Services; and

(i) "Third Party Downtime" means any period of time when Talisman is not able to utilize the services due to downtime that is as a result of any loss of proper function of any Talisman Equipment, Packet loss or factors outside of the reasonable control of the Service Provider (except those within the control of third parties contemplated in Section 4 hereof) but does not include loss of proper function of the Management Technology.

2. Services: The Service provider shall provide the Services during the Term (as set out in Schedule D) on the terms and conditions contained in this Agreement, and such Service shall be provided at the Service Levels described in Schedule B.

3. Downtime:

3.1 Service Credits: In the event Talisman experiences a Service Provider Downtime period in excess of two hours in any day, Talisman will be eligible to receive a Service Credit for that day. A Service Credit shall be issued on invoice in the month following the Service Provider Downtime, unless the Service Credit is due in Talisman's final month of

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Service, in such case, a refund for the dollar value of the Service Credit will be given to Talisman.

3.2 Curing Downtimes: In the event that the Service Provider discovers or is notified by Talisman that Talisman is experiencing a Downtime, the Service Provider will use reasonable commercial efforts to attempt to determine the source of the Downtime. In the event that the Downtime is a Service Provider Downtime the Service Provider will promptly remedy the Service Provider Downtime. In the event that the Downtime is a Third Party Downtime as a result of Talisman Equipment, the Service Provider will immediately notify Talisman of the same and will work with Talisman to correct the Third Party Downtime. In the event that the Service Provider determines that the Downtime is a Third Party Downtime not related to Talisman Equipment or as a result of actions or inactions of Talisman, the Service Provider will use reasonable commercial efforts to have third parties correct the Downtime as soon as possible. If the source of the Downtime is outside of the Service Provider's control, the Service Provider will use reasonable commercial efforts to notify the party(ies) responsible for the source of the downtime and cooperate with it (them) to resolve such problem immediately.

3.3 Notification to Talisman: In the event of any Downtime, the Service Provider will contact Talisman to advise of its progress and, if identified, the source of the Downtime and subsequently keep Talisman informed of the estimated time of the remedies and actions taken to remedy the same.

3.4 Records: As part of the Services, the Service Provider will maintain records of each Downtime, other problem occurrence and description of the resolution, a copy of which will be provided to Talisman at regular intervals and upon reasonable requests.

4. Packet Loss and Downtime Caused by Third Parties: The Service Provider will use reasonable commercial efforts in accordance with industry standards to minimize any Packet loss and specifically will attempt to obtain the Data and format it in ways that will minimize any chance of Downtime and will cause third party vendors and government agencies to use reasonable commercial efforts in accordance with industry standards to reduce the chances of Packet loss. Further, the Service Provider will continuously attempt to improve

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its systems and manners of providing the Services in such a way so as to reduce Downtime. For greater certainty, the Service Provider will attempt to anticipate where future Downtime may occur based upon passed Downtime and it will work with third parties to attempt to minimize the Downtimes.

5. Quality and Type of Data: The Service Provider will use reasonable commercial efforts to maintain the Data which it currently offers and will, from time to time, use reasonable commercial efforts to enhance the quality and types of oil and gas industry used data which it offers access to in providing the Services. The Service Provider will use reasonable commercial efforts to retain the services of the best available third party service providers to ensure that the flow of Data to the Service Provider and from the Service Provider to Talisman is as high a quality as possible.

6. Managed Technology: In accordance with industry standards, the Service Provider will maintain and service the Managed Technology and will in accordance with industry standards upgrade the same in order to keep the Managed Technology functioning with the then operating industry standard technology.

7. Sub Contracting: The Service Provider may sub-contract or outsource the Services hereunder to a third party(ies). In such case, the Service Provider will assume responsibility for the proper provision of the Services and any of the Managed Technology by such third party(ies) and shall remain liable for the failure of any such third party to comply with any and all terms and conditions hereunder as though the Service Provider was providing such.

8. Third Party Software for Talisman Purposes:

(a) If requested by Talisman, the Service Provider will contract with third-arty vendors to obtain the necessary number of server-side licenses for use by Talisman and its authorized users, if any. Such licenses will be owned and maintained by the Service Provider unless otherwise agreed in writing by the Service Provider and Talisman. Talisman agrees to adhere to the terms and conditions of any such third-party licenses provided by the Service Provider,

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provided that Talisman has prior written notice of, together with a copy of, such terms and conditions.

(b) The Service Provider acknowledges that in certain instances, Talisman has obtained licenses from third-arty vendors of certain third party software for use by Talisman and its authorized users. Where required, Talisman may permit the Service Provider to use aspects of such third-party software for Talisman and its authorized users' benefit, and the Service Provider agrees to adhere to the terms and conditions of any such third-arty software licenses provided by Talisman.

(c) Maintenance and support of third-party software will be provided by its manufacturer. In the event the Service Provider discovers or is notified by Talisman that the third party software is not properly functioning, the Service Provider will use commercially reasonable efforts to determine the source of the problem and remedy the problem.

9. Security: The Service Provider will use commercially reasonable efforts to maintain the security on its network including on its servers in a manner at least consistent with the highest industry standards applicable to the performance thereof.

10. Firewall: Talisman acknowledges and agrees that its use or any of its authorized user's use of any the Service Provider provided firewall shall be subject to and controlled by the terms of any manufacturer's or, if appropriate, supplier's warranty therefore, and Talisman agrees to look solely to the manufacturer or, if appropriate, the suppler with respect to all performance claims, and the right to enforce all warranties made by said manufacturer are hereby, to the extent the Service Provider has the right, assigned to Talisman in respect of the Services to be provided hereunder. The Service Provider shall, upon request, provide copies of all such terms and conditions, together with all other documents or information related thereto, to Talisman, and shall assist Talisman in respect of any matters relating to or arising from this Section 7. The Service Provider agrees to use industry standard firewalls, to comply with the manufacturer's suggested terms and

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conditions of use and to ensure that the firewall is properly maintained in accordance with industry standards.

11. No Other Warranty: EXCEPT FOR THE EXPRESS TERMS AND WARRANTIES SET FORTH HEREIN, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND TALISMAN'S USE OF THE SERVICES IS AT ITS OWN RISK. THE SERVICE PROVIDER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES OR CONDITIONS ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

12. Disclaimer of Certain Actions: THE SERVICE PROVIDER DOES NOT AND CANNOT GUARANTEE THE FLOW OF DATA TO OR FROM THE SERVICE PROVIDER'S NETWORK AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS OF SUCH THIRD PARTIES CAN IMPAIR OR DISRUPT TALISMAN'S CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF). THE SERVICE PROVIDER WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ALL ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND TO AVOID SUCH EVENTS, HOWEVER, THE SERVICE PROVIDER CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR. ACCORDINGLY, THE SERVICE PROVIDER WILL NOTE BE LIABLE TO TALISMAN AS A RESULT OF OR RELATED TO SUCH EVENTS EXCEPT TO THE EXTENT IT DOES NOT FULFILL ITS OBLIGATIONS HEREUNDER.

13. Compliance with Law: Talisman agrees that it shall use the Services only for lawful purposes and in accordance with this Agreement. Talisman shall comply at all times with all applicable laws in relation to this Agreement. Talisman acknowledges and agrees that the Service Provider does not control the content of the information passing through

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Talisman site(s) and that it is the sole responsibility of Talisman to ensure the information it and its users transmit and receive complies with all applicable laws and regulations.

14. Relocation of Talisman Equipment: In the event it becomes necessary to relocate the Talisman Equipment within The Service Provider's data centre or to another data centre operated by the Service Provider, Talisman shall co-operate with the Service Provider to facilitate such relocation for no additional consideration.

15. Managed Technology:

(a) Delivery and Services Term. On or prior to the date the Service Provider begins provision of Services to Talisman, the Service Provider will make available to Talisman the Managed Technology necessary for the Service Provider to provide the Services to Talisman, if any. Talisman will have the use of the Managed Technology for the Services Term and any Services Renewal Terms, if any. The Service Provider retains the right to upgrade, swap or exchange Managed Technology as long as the new equipment is of equal or better specifications and no material Downtime results therefrom.

(b) Title: The Managed Technology is and shall remain the personal property of the Service Provider. Talisman shall not have any right, title or interest in or to the Managed Technology except as provided in this Services Agreement and shall hold the Managed Technology subject and subordinate to the rights of the Service Provider.

16. Limitations of Liability:

(a) IN NO EVENT WILL THE SERVICE PROVIDER BE LIABLE OR RESPONSIBLE FOR ANY PUNITIVE, EXEMPLARY OR AGGRAVATED DAMAGES, OR FOR LOST REVENUE OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER

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ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

17. Scheduled Downtimes: Any Downtimes will be scheduled at least twenty-four hours in advance with Talisman and the Service Provider will use reasonable commercial efforts to ensure that scheduled maintenance of the Managed Technology is done outside of the period 7:00 a.m. to 5:00 p.m., Calgary time.

SCHEDULE B

SERVICE LEVELS

1. The Service Provider will make the Services available to Talisman between the periods of 6:00 a.m. to 6:00 p.m., Calgary time without any interruption or Downtime.

2. The Service Provide shall maintain Band width (capacity of communication interface) of ___________________.

3. No more than five hours a month of maintenance between 6:00 a.m. and 6:00 p.m., Calgary time, and no more than one consecutive hour in any given event.

4. The Service Provider will not purposely cause disruptions to Talisman's on-line digital access to the data provided through the Services during the above business hours except for the purpose of administration or maintenance which will be subject to prior notification to Talisman. Notification of scheduled downtime will be provided forty-eight hours in advance with estimated outage times indicated.

SCHEDULE C

COMPENSATION

Fees: Talisman shall pay $132,000 annually for the Services.

SCHEDULE D

COMMENCEMENT DATED, MILESTONES, DELIVERY SCHEDULE AND COMPLETION DATE

1. Commencement Date and Initial Term: The Service Provider shall commence the provision of the Services on February 28, 2003 (the "Commencement Date") and shall continue to provide such Services thereafter for a period of one year (the "Initial Term") until such time as earlier terminated as provided hereunder.

SCHEDULE E

TALISMAN STANDARD TERMS AND CONDITIONS

1. DEFINITIONS

The following terms when capitalized in this Schedule E shall have the following meanings:

(a) "Affiliate" means any corporation, partnership, trust or other entity directly or indirectly controlling, controlled by, or under common control with a party. For the purposes of this definition "control" (including "controlling", controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise and includes all terms of control in fact;

(b) "Business Days" means any day other than a Saturday or Sunday or other holiday observed in Calgary, Alberta;

(c) "Claims" means all actions, proceedings, claims, and demands as set forth in Section 8.1 hereof;

(d) "Compensation" means the compensation payable to the Service Provider for providing the Services as set forth in Schedule C hereto;

(e) "Confidential Information" means any and all information, however disclosed (whether disclosed in physical or digital format or disclosed orally) provided that information shall not be considered Confidential Information of a disclosing party if the recipient can establish from documented records that such information:

was already known to the recipient at the date of disclosure the proof of which is upon the recipient;

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is or becomes generally available in the Public Domain through no fault of the recipient (but only after it so becomes generally available);

is or becomes available on a non-confidential basis from an independent third party, who to the recipient's knowledge, was not under a duty of confidence to the disclosing party (but only after it becomes available); or

was independently developed or derived by the recipient prior to the disclosure;

(f) "Contract Co-ordinator" means the representative of each party appointed pursuant to Section 4.1 hereof who is responsible for managing and co-ordinating each party's obligations under this Agreement;

(g) "Disaster Recovery Plan" means the information technology disaster recovery plan of Talisman, from time to time, which outlines the Talisman recovery plan in the event that the Talisman IT Network or any portion thereof becomes unusable by users;

(h) "Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade-secret law, confidential information law, plant breeders law, integrated circuit topography law, semi-conductor chip protection law, trademark law, unfair competition law or other similar laws and includes legislation by competent governmental authorities and judicial decisions under common law or equity;

(i) "Personnel" means the personnel of Service Provider to be used by the Service Provider to supply the Services;

(j) "Public Domain" means readily accessible to the public in a written publication, and does not include information that is only available by substantial searching of the published literature, and information the

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substance of which must be pieced together from a number of different publications and/or sources;

(k) "Service Levels" means the service levels or specifications of the Service Provider as set forth in Schedule B hereto;

(l) "Services" means the services to be performed by the Service Provider for Talisman as set forth in Schedule A;

(m) "Talisman IS Department" means the Talisman information technology department being the department responsible for the application of information technology to the business of Talisman;

(n) "Talisman IT Network" means the information network of Talisman used to deliver information to its personnel and to third parties dealing with its information and the network used to perform other digital applications which includes:

all computer hardware (including all aspects of the network which extends to the Calgary offices of Talisman, the field offices of Talisman in Western Canada and any other offices of Talisman) and all telecommunication systems together with wiring infrastructure; and

all software utilized in the network including system software, utility software, firmware and all other software whether the same is proprietary, leased or licensed to Talisman.

2. WORKING WITHIN THE TALISMAN SYSTEM

2.1 Liaison with Third party Service Supplies: The Service Provider will in good faith co-operate and work with all other third party service providers including all hardware, network, data base, help desk and software service providers to ensure that Talisman obtains the best quality information technology support services available.

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2.2 Modifications to the Talisman IT Network: Talisman will notify the Service Provider of any proposed changes to the Talisman IT Network which impacts the Service Provider including making any modifications relating to hardware, software, cabling, telecommunications and security of the premises. The Service Provider will immediately notify Talisman after reviewing the proposed modifications if any of the same will have any impact on the Services. In the event that any of the proposed changes have any impact on the Services, then the Service Provider, Talisman and any this party service suppliers involved will agree upon implementation plans to implement such proposed changes.

2.3 access to Talisman Facilities: Talisman will provide the Service Provider access to the Talisman head office and Talisman IT Network as needed to conduct the Services. The Service Provider will comply with Talisman's policies and procedures, including, without limitation, Talisman's security procedures, which govern access to and use of the Talisman offices and the Talisman IT Network. Talisman will advise the Service Provider of its security policies and procedures from to tome.

Access by the Personnel to all field offices will be governed by the Talisman procedures in effect for such access. This will include any safety orientation required by the Personnel as specified by the Talisman procedures prior to entry to such offices.

The entry by the Personnel on any property owned or leased by Talisman will be at the sole risk of the Service Provider. Talisman will not be liable for any loss or damage to property or injury to persons resulting from this entry. When the Personnel are on any Talisman property, they will follow all instructions of Talisman's personnel. The Service Provider agrees to indemnify and save Talisman harmless from all Claims that Talisman may suffer as a result of the negligence, wilful misconduct or failure to follow Talisman instructions of or by the Service Provider or its employees and agents while on Talisman's offices or facilities.

2.4 Disaster Recovery: The Service Provider will participate with Talisman and third party service providers to test the Disaster Recovery Plan in order that the Service Provider will know its role in the Disaster Recovery Plan. The Service Provider will make

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recommendations for changes, from time to time, to the Disaster Recovery Plan in order that it is the most effective Disaster Recovery Plan for Talisman.

3. ADDITIONAL SERVICES AND CHANGES TO THE SERVICES

3.1 Changes: Talisman may request additional services or modify the Services (including reducing the amount of the Services in the event that the business environment dictates a downsizing from the current operations). Where there is a substantial reduction in the amount of Services, Talisman must provide sixty days' notice of such reduction to the Service Provider. In such notice reducing the Services, Talisman will also provide its proposal with respect to the changes in the Compensation.

3.2 Termination of a Portion of the Services: In the event that part of the Services are cancelled as outlined in Section 3.1, Talisman will, acting reasonably and after consulting with the Service Provider revise the agreed Services and modify, as needed, the Personnel (if applicable), Service Levels and Compensation.

3.3 Provisions of Additional Services by the Service Provider: Upon request by Talisman that additional services be performed, the Service Provider will inform Talisman as soon as practicable whether the Service Provider desires to provide these additional services. If the Service Provider desires to provide these additional services, it will provide Talisman with a written description of the work that the Service Provider anticipates performing in connection with these additional services and will provide proposals with respect to changes in the Personnel (if applicable), Service Levels, Compensation and an implementation plan for providing the additional services.

If Talisman elects to have the Service Provider perform any additional services, Talisman and the Service Provider will agree in writing upon changes to the Personnel, Services Levels and Compensation.

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4. ANTI SABOTAGE CLAUSES

4.1 The Service Provider agrees that, in any software or other technology which it uses which in any way comes in contact with the Talisman IT Network, it will ensure that it does not:

(a) contain any code instructions, data or functions (including but not limited to viruses, worms, Trojan horses, data bombs, or time bombs) the purpose of which is to maliciously cause the said technology to cease operating, or to damage, interrupt, interfere with or hinder the operation of Talisman's IT Network or other computer systems, the system in which it resides, or any other software or data on such system; and

(b) any intentionally hidden or embedded elements that would cause the software or other technology to become unstable or disabled upon conditions outside of the knowledge or control of Talisman, and the software or other technology does not contain any locks dependent upon either software or hardware which Talisman has not been fully apprised of, and where required provided with, any enabling hard or soft key.

5. CONTRACT MANAGEMENT

5.1 Designation: Each party shall designate a Contract Co-ordinator to manage and coordinate such party's obligations under this Agreement. Each Contract Co-ordinator shall in this regard: (i) be responsible for overseeing such party's day-to-day obligations under this Agreement; and (ii) serve as liaison to the other party's Contract Co-ordinator with respect to matters contemplated by this Agreement. The Contract Co-ordinator shall not, except as otherwise expressly authorized by the party designating such Contract Co-ordinator, have any authority by virtue of being a Contract Co-ordinator to amend, modify or otherwise supplement this Agreement or to waive any provisions hereof. No efforts to collaborate or co-operate by one party's Contract Co-ordinator shall be deemed to be a waiver of the other party's obligations under this Agreement.

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5.2 Change of Contract Co-ordinator: The Service Provider may substitute a Contract Co-ordinator for an interim period if for good reason the Contract Co-ordinator is not available on a temporary basis. The Service Provider may replace a Contract Co-ordinator if the Contract Co-ordinator is no longer employed or under retainer by the Service Provider or is on an extended leave of absence. All such changes of the Contract Co-ordinator are subject to Talisman receiving prior notice of the proposed change, including written information identifying the proposed Contract Co-ordinator and his/her qualifications and Talisman giving prior written consent to the change, which consent shall not be unreasonably withheld. Talisman may replace the Contract Co-ordinator at any time by providing written notice thereof to the Service Provider.

6. INVOICING

6.1 Charges for Services: Talisman will pay the Service Provider the Compensation.

6.2 The Service Provider Invoices for Services Provided: The Service Provider will prepare and deliver to Talisman monthly invoices for the Services rendered accompanied by supporting documentation. For clarity, each invoice will separately delineate any fees for the Services, authorized travel and living expenses, or other items, if they occur, and any applicable taxes. Invoice format will be developed by the Service Provider in consultation with Talisman. The Service Provider will obtain approval from Talisman prior to incurring any charges other than those for charges contemplated by Schedule C or those otherwise previously agreed upon. Authorization for expenditures other than those specified in Schedule C must be approved through the normal approval process of Talisman. The Talisman IS Department will handle administration of such authorization for expenditures. Personnel traveling on Talisman business must follow Talisman policies on travel expenses.

6.3 Payment Terms: Charges for all Services performed hereunder during a month will be invoiced in the month immediately following the month during which those Services were performed. Invoices issued by the Service Provider will be paid by Talisman in accordance with Talisman's payment policies. Copies of Talisman's payment policies, from time to time, will be available to the Service Provider.

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6.4 Taxes: All charges for Services provided exclude provincial retail sales tax ("PST"), where applicable, and the federal goods and services tax ("GST"). If the Services are subject to PST or GST these items must be shown separately on the invoices of the Service Provider.

6.5 Audit Rights: In the event that Compensation is based upon time spent by Personnel, the Service Provider will allow Talisman or its agents to perform inspections or audits including inspections and audits of books and records, contractor accounts and employment records to determine the accuracy of the invoices being sent to Talisman under this Agreement. The Service Provider will maintain, in accordance with generally accepted accounting principles, during the execution of this Agreement and for a period of three years thereafter, all statements, records and documents relating to the Services as are necessary to enable Talisman to verify the Services being performed were in accordance with this Agreement and to ascertain the accuracy of the charges levied thereunder. Talisman will be provided reasonable access to the premises of the Service Provider for the purpose of performing such audits. The Service Provider will provide Talisman any assistance they may reasonable require. In the event that Talisman reasonably determines that the invoices of the Service Provider are incorrect, the Service Provider will correct its invoices. In the event that any audit determines that any single invoice charged over 5% greater than it was supposed to, the cost of the audit will be paid for by the Service Provider.

6.6 Acceptance/Waiver: Payment of any account shall not in itself constitute acceptance of any Service or waiver of any rights for Service not delivered.

6.7 Exemption Certificates: Where applicable, Talisman shall supply the Service Provider with appropriate exemption certificates or documentation to authorize the Service Provider to obtain all available tax and duty exemptions or to exempt Talisman from the applicable tax or duty.

6.8 Set-off: Talisman may set-off any debt owing to it or any of its Affiliates by Service Provider or its Affiliates against any compensation due the Service Provider by Talisman or any of its Affiliates under this Agreement.

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6.9 Responsibility for Payment: Unless otherwise specified in the Schedule C, the Service Provider shall be responsible for arranging and paying for all facilities, Personnel, equipment, materials and all direct and indirect expenses relating to the provisions of Services to Talisman.

6.10 Withholding Payment: Talisman may withhold payment until after it has satisfied itself that there are no unsatisfied claims for labour, materials, taxes, liabilities or for damages to property or injury to third persons. Talisman may, in its sole discretion, withhold payments due the Service Provider until satisfied to the quality of the Services, compliance with the Workers' Compensation Act (Alberta) by the Service Provider and the payment of all amounts required to be paid the Service Provider in connection with the Agreement. If Talisman believes there are unsatisfied claims for labour, materials, taxes, liabilities or injuries to third persons or property, if may request, and the Service Provider shall furnish, proof satisfactory to Talisman that such claims and liabilities are satisfied and discharged. Any amount due as above provided shall be paid to the Service Provider subject to the right of Talisman to withhold payments or portions thereof in accordance with the requirements of any applicable law with respect to liens for labour or materials, or if Talisman has notice of any unsatisfied claims or liabilities.

7. SAFEGUARDING TALISMAN INTELLECTUAL PROPERTY RIGHTS

7.1 Confidential Information: All Confidential Information of Talisman obtained by the Service Provider in the performance of the Services, the administration of this Agreement or otherwise will be kept strictly confidential by the Service Provider and will not be used by the Service Provider or any Affiliate of the Service Provider, or disclosed to any third party, either during the term of this Agreement or after its termination, except as may be necessary in order to perform the Services pursuant to this Agreement. For greater certainty, the Service Provider will not, in any manner whatsoever:

(a) use the Confidential Information of Talisman for any purpose other than to perform the Services and to perform its duties hereunder;

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(b) use the Confidential Information of Talisman for its benefit or for the benefit of any third party;

(c) charge or receive, either by direct or indirect payment or by trade of services, compensation or fees from third parties for the use of the Confidential Information of Talisman;

(d) copy or otherwise reproduce or render capable of reproduction by any means whatsoever, all or any part of the Confidential Information of Talisman except for the purposes of Talisman and its Affiliates and only in the ordinary course of providing the Services; or

(e) deliberately attempt to in any way discover the Confidential Information that is not given to the Service Provider or to access the Talisman IT Network by way of hacking, attempting decryption or by-lass security unless specifically given permission by Talisman.

7. Disclosure by Law: If the Confidential Information is requested by a governmental agency, a receiving party may disclose the Confidential Information, provided that the receiving party has obtained protective arrangements reasonably satisfactory to the disclosing party provided further that if the governmental agency has jurisdiction to compel production of the Confidential Information and exercises that jurisdiction, the request shall be treated as a demand for discovery. If a receiving party is involved in court proceedings and is subject to a legally enforceable demand for discovery or Confidential Information, that party shall give written notice to the disclosing party prior to disclosing the Confidential Information, and shall co-operate in seeking such reasonable protective arrangements as may be requested by the disclosing party. Nothing in this subparagraph shall affect the right of any party to take such action, as it may deem advisable including legal action, to protect its Confidential Information.

7.3 Service Provider's Personnel: The Service Provider will cause all Personnel, from time to time, to execute and provide to Talisman a signed copy of its standard

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Confidentiality Agreement and Intellectual Property Assignment Agreement prior to providing services to Talisman.

7.4 Confidentiality Relating to this Agreement: The Service Provider will keep the terms of this Agreement confidential and not disclose such terms to a third party without the written consent of Talisman.

7.5 Notices: Personnel will not remove any copyright, confidentiality, proprietary right, or intellectual property notices attached to or included in any Confidential Information of Talisman. Should Personnel require a copy of the Confidential Information of Talisman, then Personnel shall reproduce all such notices on any copies.

7.6 Intellectual Property and Ownership and Assignment: All right, title and interest in and to any and all Intellectual Property Rights conceived, created or developed by the Service Provider or its Personnel during the conduct of the Services will belong solely to Talisman. The Service Provider hereby assigns and agrees to assign to Talisman, the Service Provider's entire right, title and interest in and to any and all such Intellectual Property Rights. Without limiting the generality of the foregoing, The Service Provider hereby waives all moral rights related to any copyrighted materials included within the Intellectual Property Rights.

7.7 Intellectual Property Protection: The Service Provider will, without further consideration, both during the term of this Agreement and following the termination of this Agreement, give Talisman such assistance as Talisman deems necessary to obtain and maintain for the benefit of Talisman, patents, copyrights, or any other form of Intellectual property Rights created or developed by the Service Provider during the conduct of the Services in any and all countries selected by Talisman. The Service Provider will execute and file at the cost of Talisman any such documents as may be necessary to give effect to the assignment referred to in Section 6.5 hereof.

7.8 Software: Unless as otherwise herein provided, Talisman will own absolutely any software and documentation developed for Talisman by the Service Provider as a result of providing the Services.

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8. INSURANCE

8.1 Employment Insurance and Workers Compensation: The Service Provider agrees during the term of this Agreement to comply with the requirements of all employment insurance and workers' compensation legislation and all other similar regulations and legislation applicable to workers employed in providing the Services and will not suffer any bona fide claims of, or dues to or on behalf of any such regulations or legislation to become in arrears.

8.2 General Insurance: The Service Provider will, prior to the commencement of the performance of the Services, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained the following insurance:

(a) Liability Insurance covering each employee engaged in the performance of the Services to the extent of two million dollars where such employee is not covered by workers' compensation. If workers' compensation insurance exists, then in such event the aforementioned two million dollars will not be required but the Comprehensive General Liability referred to in Section 7.2(c) will contain an endorsement providing for continent Employer's Liability Insurance;

(b) Automobile Liability Insurance covering all motor vehicles owned, operated or licensed by the Service Provider or any of its agents and used in the performance of the Services with a minimum bodily injury and property damage limits of two million dollars inclusive, per occurrence; and

(c) Comprehensive General Liability Insurance with a bodily injury, death, and property damage limit of five million dollars inclusive, per occurrence; and, without restricting the generality of the foregoing provisions of this Section, such coverage will include contractual liability, tortuous liability, the Service Provider's protective liability, products and completed operations liability and contingent employer's liability.

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8.3 Insurance Terms: Insurance policies provided pursuant to this Section will contain the following terms and conditions:

(a) insurance policies maintained by the Service Provider will include a waiver of subrogation in favor of Talisman; and

(b) prior to the commencement of performance of the Services and from time to time during the term of this Agreement, the Service Provider will deliver to Talisman evidence of full compliance with the insurance provisions contained in this Section by submitting to Talisman a certificate of insurance.

8.4 Insurance for Sub-contractors: The Service Provider will have its sub-contractors, if any:

(a) comply with employment insurance and workers' compensation legislation and all other similar regulations and legislation applicable to workers employed by them; and

(b) carry the same insurance as set out in Section 7.2 or have such sub-contractors covered by the Service Provider's insurance coverage and so certified at Talisman.

9. LIABILITY AND INDEMNITY

9.1 Service Provider's General Liability and Indemnity: The Service Provider will:

(a) be liable to Talisman for all liabilities, losses, costs (including legal costs on a solicitor and his own client basis), charges, damages, and expenses (hereinafter collectively referred to as "Costs") which Talisman, its directors, officers, employees or agents may suffer, sustain, pay or incur; and

(b) indemnify and save harmless Talisman against all liabilities, claims, suits, actions, proceedings, damages, losses, demands, expenses and Costs

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(including legal costs on a solicitor and his own client basis) (hereinafter collectively referred to as "Claims") which may be brought against or suffered by Talisman, its directors, officers, employees or agents or which it may suffer, sustain, pay or incur;

arising out of, resulting from, or in any way connected with the Service Provider's failure to perform or properly perform the Services and additional services, if any, or comply with all applicable Federal, Provincial and local laws, government orders, and regulations in performing hereunder or from the removal of any Personnel from the Services, whether or not such removal was made at Talisman's request.

9.2 Service Provider Intellectual Property Indemnity: For greater certainty the Service Provider will indemnity and hold Talisman harmless of and from all Claims, caused directly or indirectly from the provision of the Services or additional services or Talisman's use of any intellectual property developed or provided by the Service Provider, which Talisman may suffer or incur arising out of any action or threatened action brought against Talisman by any person or other entity based or purporting to be based on a violation or infringement of any Intellectual Property Right.

9.3 Talisman Intellectual Property Indemnity: Talisman will indemnity and hold the Service Provider harmless of and from all Claims, caused directly or indirectly from the Service Provider's use of any intellectual property developed by Talisman, which the Service Provider may suffer or incur arising out of any action or threatened action brought against the Service Provider by any person or other entity based or purporting to be based on a violation or infringement of any Intellectual Property Right.

10. POLICIES ON BUSINESS CONDUCT

10. Conflict of Interest and Bribes: The Service Provider will exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict with Talisman's best interests. This obligation will apply to the activities of the Personnel, and their relations with the employees of Talisman, third party service providers, vendors, and of third parties arising from this Agreement. The efforts of the Service Provider will include,

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but not be limited to, establishing precautions to prevent its employees or agents from making, receiving, providing or offering substantial gifts, entertainment, payments, loans, or other considerations for any purpose whatsoever.

10.2 Other Policies: For all Personnel providing Services and additional services, the Service Provider will inform said Personnel of Talisman's policy on business conduct and use of the Internet, and ensure Personnel adherence to the policies. The Service Provider will be liable for failure of Personnel to adhere to such policies.

10.3 Hiring of Talisman Staff: The Service Provider will not, under any conditions, employ any person or persons who are simultaneously employed on a permanent basis by Talisman. Any such person so found in the employ of the Service Provider will be immediately dismissed by the Service Provider.

10.4 Hiring of the Service Provider Staff: Talisman will not, under any conditions, employ any person or persons who are simultaneously employed on a permanent basis by the Service Provider. Any such person so found in the employ of Talisman will be immediately dismissed by Talisman.

10.5 No Employee Solicitation or Hiring: Except as otherwise provided in this Agreement, during the term of this Agreement and until the end of twelve months after its termination, without the prior written consent of the affected party neither party will recruit, hire as an independent contractor, or offer employment to any employee or former employee of another party (or its Affiliates) except former employees who terminated their employment at least one year prior to such offer of employment, and for employees who ceased to be involved in the provision of Services to Talisman or any of its Affiliates at least one year prior to such offer of employment. In the event of a breach of this Section the offending party shall pay to the non-offending party as liquidated damages and not as a penalty an amount equal to the employee's base annual salary as at the date of termination of employment with the non-offending party. Notwithstanding anything to the contrary contained in this Agreement, in the event the Service Provider shall cease conducting business or in the event this Agreement is terminated for cause by Talisman,

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Talisman shall have the right to offer employment, on a permanent or part-time basis, to any employees of the Service Provider.

11. DISPUTE RESOLUTION

11.1 Resolution by Mediation: From time to time during this Agreement or thereafter, disputes may arise between Talisman and the Service Provider over the provision of the Services, Service Levels, Compensation or other matters relating to this Agreement. If the Talisman Contract Manager and the Service Provider's Solutions Manager fail to satisfactorily resolve such a dispute, then the following procedure will be invoked:

(a) senior management of both parties will engage to resolve disputes prior to going to arbitration;

(b) an objective third party satisfactory to both Talisman and the Service Provider will be selected to facilitate and mediate discussions;

(c) in-house representatives will be chosen by Talisman and the Service Provider to resolve the dispute with this third party facilitator;

(d) information will be furnished by both parties to each other and to the facilitator upon request by any of the three parties;

(e) under the guidance of the facilitator, Talisman and the Service Provider, will in good faith, analyze data, discuss the dispute and generate options and review the options with a view to developing an acceptable resolution to matters in dispute; and

(f) in the event that an acceptable resolution to matters in dispute is found to be satisfactory to the Talisman and the Service Provider's representatives, the parties will present it to the Talisman Contract Manager and the Service Provider's Contract Manager for adoption.

11.2 Arbitration: In the event that the mediation process set forth in Section 10.1 hereof does not result in a satisfactory resolution to both Parties, then the matter will be referred

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to a single arbitrator appointed pursuant to the Arbitration Act (Alberta). Nothing in this subsection will preclude Talisman from bringing legal proceedings in the Court of Queens Bench of Alberta or otherwise to protect its intellectual property an to restrain the Service Provider or any other person from disclosing the Confidential Information.

11.3 Performance Notwithstanding Dispute: Except where clearly prevented by the nature of the matter in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved or mediated, unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement.

12. MISCELLANEOUS

12.1 Industry Benchmarking: The Service Provider will not provide responses relating to Talisman's business to any benchmarking surveys without written approval from Talisman. Upon Talisman's request to the Service Provider that it wishes to participate in industry benchmarking, the Service Provider will compile Talisman data to the best of its ability to provide responses to benchmarking surveys.

12.2 Publicity: The Service Provider will not, without Talisman's prior written permission, use Talisman's name or refer to Talisman's projects in any advertising or other promotion of the Service Provider's services.

12.3 Publication: Publication or teaching of information directly derived from Services performed or data obtained in connection with Services performed under this Agreement must first be approved in writing by Talisman. The Service Provider will not release any information for publication or advertising purposes relative to the material, equipment, and/or Services furnished under this Agreement without the prior written consent of Talisman, which consent may be unreasonably withheld.

12.4 Environmental Concerns: When performing all obligations hereunder, the Service Provider will comply with all specific instructions of Talisman with regard to environmental concerns, regardless of whether such instructions are based upon a specific law, regulation

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or order of any governmental authority, provided however that any such instructions provided by Talisman must not be in contravention of any specific law, regulation or order of any governmental authority.

12.5 Affiliates of Talisman: The Services provided by the Service Provider hereunder are to be provided to both Talisman and its Affiliates. The Affiliates of Talisman will have the protection afforded to Talisman under this Agreement.

12.6 Non-exclusive Agreement: Talisman shall have the right to obtain services and products from sources other than the Service Provider, including but not limited to other contractors or competitors to the Service Provider.

12.7 Independent Contractor Relationship: The Service Provider is not a partner or agent of Talisman. No benefits provided to Talisman's employees will be available to the Service Provider or its employees or sub-contractors as a result of providing Services to Talisman under this Agreement. The Service Provider will indemnify Talisman from all claims and deductions if the Service Provider or any of the Personnel are not found to be independent sub-contractor for taxation purposes.

12.8 Governing Law: Any and all controversies or claims arising out of, under, or relating to the Agreement, or the breach thereof, will be determined and settled in accordance with the laws of the Province of Alberta and Canada, without reference to conflicts of laws principles, applicable therein.

12.8 Entire Agreement: This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces any and all prior agreements, negotiations, representations and proposals, written or oral. No modifications or amendments will be valid unless rendered in writing and signed by both Parties.

12.10 Currency: All dollar amounts referred to in this Agreement are in Canadian funds.

12.11 Expenses: Each Party will pay its own expenses and costs incidental to the preparation of this Agreement.

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12.12 Failure or Delay: No failure or delay by either party to exercise any of its rights, powers or privileges under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

12.13 Further Assurances: The parties shall with reasonable diligence perform all acts, execute and deliver all documents and instruments, do all such things and provide all such reasonable assurances as may be reasonably necessary or desirable to give effect to the provisions of this Agreement.

12.14 Survival: The provisions of this Agreement with respect to confidentiality, audits, insurance, liability and indemnity, including Sections 5.5, 5.6, 5.8, 5.10, 6, 7, 8, 10, 11.1, 11.2 and 11.3 and any other terms which by their nature are to survive, will survive the termination of this Agreement for an unlimited period.

12.15 Enurement and Assignment: This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The Service Provider will not assign any of the Services under this Agreement without obtaining the prior written consent of Talisman, which consent may be unreasonably withheld, Talisman may assign its rights and obligations pursuant to this Agreement.

SCHEDULE F

ADDITIONS, CHANGES, OR MODIFICATIONS TO STANDARD TERMS AND CONDITIONS

1. Specific Warranties relating to the Management Technology: The Service Provider represents and warrants that:

(a) it is the owner of, or has authority to license, all of the Managed Technology and all of the data accessible to Talisman, in the manner provided in this Agreement;

(b) the use of the managed Technology, in compliance with the terms and conditions of this Agreement, will not infringe any Intellectual Property Right (as defined in Schedule E) of any third party;

(c) the Managed Technology will be compatible with, and operate with, Talisman Equipment as it now exists;

(d) the Managed Technology will contain the features and will be capable of performing the functions described in the documentation published by or provided to Talisman and the Managed Technology is capable of performing without interruption or failure each separate aspect of its functional specification alone or in conjunction with every other functional aspect thereof.

2. Software License: The Service Provider hereby grants and Talisman hereby accepts a non-exclusive, non-transferable license to use the software forming part of the Managed Technology, including any installed updates, modifications, and enhancements to the Software, user manuals, and other documentation or materials that the Service Provider may from time to time furnish to Talisman in relation to the provision of the Services.

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3. Other Software: It is acknowledged that by separate agreement Talisman has acquired the right to use the software known as DataMap Enterprise 3.2, Mapguide Server US, MapGuide Athen US and MapGuide Extension for SHP files. The Service Provider warrants that the said software will continue to perform and operate with the Managed Technology and the Talisman Equipment. It will ensure that if there are any changes to the Managed Technology that such changes will be compatible with the other software or that the Service Provider will provide Talisman with sufficient notice in order that it may ensure that the other software is compatible with the changes to the Managed Technology.

4. SERVICE PROVIDER DISASTER RECOVERY PLAN

4.1 Disaster Recovery Plan: The Service Provider agrees to prepare an industry standard Disaster Recovery Plan in the event that there are any disasters such that Talisman is unable to access the data. The Disaster Recovery Plan will include industry standard restoration times for minor failures and entire system failures. The Disaster Recovery Plan will be reviewed and modified from time to time by the Service Provider and Talisman acting reasonably. The Disaster Recovery Plan will outline the procedures for Talisman i the event of discovering a disaster.

4.2 Testing of Disaster Recovery Plan: The Service Provider will test its Disaster Recovery Plan, from time to time, in accordance with industry standards to ensure that all parties understand their role and any system failures may be recovered as soon and as efficiently as possible.

4.3 Invoking Disaster Recovery Plan: In the event of a disaster, the Service Provider will invoke its Disaster Recovery Plan as appropriate. Recovery work will begin immediately. In the event the Disaster Recovery Plan is invoked the Service Provider will immediately notify Talisman in accordance with its Disaster Recovery Plan. Once in progress, the Service Provider will provide full available support to restore access to the data within the targeted recovery periods as outlined in the Disaster Recovery Plan.

4.4 Inability to Restore Access: If the Service Provider is unable to restore access by Talisman to the data within the time frame set forth in the Disaster Recovery Plan,

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Talisman may elect to access the data at the Service Provider's back-up site, at the cost of the Service Provider.

SCHEDULE G

REPRESENTATIONS, WARRANTIES AND COVENANTS RELATED TO THE SERVICES AND WORK PRODUCT

PART A

General Representations and Warranties

1. The person executing this Agreement represents and warrants to Talisman that this Agreement has been duly executed and delivered by the service Provider and that it has the authority to execute and deliver the same on behalf of the Service Provider.

2. The Service Provider represents and warrants as follows:

(a) it is a validly existing corporation that is properly qualified under all relevant law to perform the services herein contemplated;

(b) the performance by the Service Provider of its obligations set forth herein will not violate nor infringe upon the rights of any third party or any law;

(c) it is not a non-resident of Canada for purposes of the Income Tax Act (Canada); and

(d) it will at all times act honestly, deal fairly and in good faith with Talisman.

PART B

Performance of the Services

The Service Provider represents and warrants as follows:

(a) it will perform the Services in a good and workmanlike manner;

(b) it will provide competent and capable personnel to perform the Services;

(c) in performing the services it will do so in compliance with all the laws, rules, regulations and policies of any authority having jurisdiction and in such a way

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which reflects positively upon the reputation and enhances the prestige and image of Talisman;

(d) it will provide the services in a timely, competent, workmanlike fashion and in accordance with customary industry standards and with at least the same level of care and attention as used in performing similar tasks for others in a similar relationship with the Service Provider;

(e)as soon as possible, the Service Provider will notify Talisman in writing of any threatened litigation involving any claim or breach of any third party intellectual property rights including copyrights, trade-marks, patent rights or trade secret rights;

(f) it owns or has sufficient rights to use all intellectual property and proprietary rights required for it to perform the Services; and

(g) it will pay all employees and contractors in a timely manner and all third party service or material providers in a timely manner for all services or materials provided in relation to performing the Services, subject to any payments which are being modified or disputed by the Service Provider.

PART C

Creation of Work Product

(if applicable)

In addition to the other covenants set forth in this Agreement, the Service Provider will:

(a) develop the Work Product in a good and workmanlike professional manner and in accordance with standards at least equal in quality to industry standards;

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(b) in accordance with scientific and industry standards, maintain appropriate journals, notes and documentation during all phases of creating the Work Product to properly document the development of the Work Product;

(c) provide competent and capable personnel to develop the Work Product in accordance with professional standards at least equal in quality to industry standards to create the Work Product only in compliance with law;

(d) provide industry standard reports in relation to the progress of the creation of the Work Product and as specified elsewhere in this Agreement;

(e) obtain, in accordance with industry standards, all Canadian and American copyright, trade-mark, patent and other intellectual property protection required or desirable in relation to the Work Product to vest in Talisman the maximum protection accorded by law;

(f) develop the work product in such a way that it will not violate the intellectual property rights of any third party;

(g) protect and safe guard the confidential information and trade secrets relating to the development of the Work Product in accordance with industry standards in order to maintain the trade secrets and confidential information status of the same; and

(h) ensure that all employees, agents and contractors who work or provide services in creating the Work Product assign to Talisman all intellectual property rights to the Work Product and ensure that each of the same waive all moral rights.

PART D

Representations, Warranties and Covenants Respecting Data

(if applicable)

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The Service Provider represents and warrants as follows:

(a) in handling data of Talisman it will use at least industry standard procedures to safeguard the Data from corruption or access by unauthorized third parties;

(b) it will at all times ensure that Talisman has unrestricted access to its own Data subject to industry standard down times and subject to any service levels elsewhere set forth herein;

(c) it will use reasonable commercial efforts to ensure that any software which contains the Data is free of viruses or similar disabling codes and it will use industry standard procedures to protect against viruses including commercially available software products to detect and where possible, eliminate viruses;

(d) in the event the Service Provider is storing Data which has date related Data it will have industry standard software to ensure that correct sequencing of data related data occurs and that all computations involving dates and comparisons between dates are handled correctly and will have logic that takes into account leap years;

(e) it will employ industry standard data based software to store data; and

(f) in the event the Service Provider is inputting or preparing any data it will implement quality control procedures in preparing and inputting the data which meets or exceeds industry standards for doing the same.

SCHEDULE H

PERSONNEL & PERSONNEL MATTERS

(not applicable)

SCHEDULE I

TERM AND RIGHTS ON TERMINATION

1. Term:

(a) Certain Dates: Schedule D hereto sets forth the commencement dates, milestones, delivery schedules and completion dates or other relevant periods or dates applicable to the various Services to be provided hereunder. Such dates shall govern the performance schedules and time lines for the Services, provided that where such Services contemplate on-going performance, and no completion date has been established in Schedule D hereto, then such Services shall be deemed to continue for the length of the Initial Term of this Agreement, together with any renewal thereof, unless earlier terminated as provided for herein.

(b) Initial Term: The Initial Term of this Service Agreement shall be as set out in Schedule D hereto.

(c) Renewal: This Service Agreement will automatically renew at the end of the Initial Term, and at the end of each successive Renewal Term for a further period of one year (a "Renewal Term") unless:

(i) this Service Agreement is terminated pursuant to Sections 2 or 3 hereof; or

(ii) either Party provides written notice to the other Party at least sixty days prior to the end of the then current Initial Term or Renewal Term, as the case may be, of its election to terminate this Service Agreement.

2. Termination for Cause: Talisman may terminate this Service Agreement, or any part of the Services, immediately upon written notice to the Service Provider if:

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(a) the Service Provider commits a material breach of this Service Agreement and fails to remedy such breach within thirty days of receiving notice thereof from Talisman;

(b) the Service Provider becomes insolvent, bankrupt or otherwise ceases to carry on business, or a receiver, trustee or other such party is appointed over the Service Provider or any of its assets;

(c) if Talisman experiences more than five Downtime periods lasting one hundred twenty consecutive minutes each or more during the calendar month; or Talisman experiences more than sixteen consecutive hours of Downtime to any single event.

3. Termination for Convenience: Talisman may terminate this Service Agreement, or any part of the Services, at any time by giving the Service Provider ninety days written notice thereof.

4. Termination of Agreement: In the event that this Service Agreement is terminated, Talisman will have the option of terminating its Software License Agreement in relation to Mapped Enterprise set forth in the separate license agreement herein referenced.

5. Rights on Termination: In the event that this Service Agreement is terminated pursuant to Sections 2 or 3 hereof, or for any other reason, including but not limited to, the mutual agreement of the Parties, then:

(a) the Service Provider will co-operate and work in close consultation with Talisman to ensure the expeditious and orderly transfer of the Services with minimum disruption to Talisman or any third party service suppliers selected by Talisman. Such cooperation by the Service Provider shall include, but not be limited to, the Service Provider supplying to Talisman all specifications, operational and systems documentation, and any training assistance requested by Talisman for its own staff or any third party service suppler selected by Talisman; and

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(b) such post termination assistance, shall be performed by the Service Provider, at the request and expense of Talisman, provided that the charges for such termination assistance will be at rates consistent with the those provided for herein at the time of the termination. In the event that the Parties fail to agree upon the charges for the termination assistance, such charges will be determined in accordance with the dispute resolution provisions of this Agreement.

6. Effect of Termination: Upon the effective date of termination of this Agreement, the Service Provider shall immediately cease providing the Services. Within ten days of such termination, Talisman shall (i) remove from the Service Provider's data centre(s) all Talisman Equipment (excluding any Managed Technology) and any other Talisman property; (ii) deliver or make available all the Service provider equipment to an authorized representative of the Service Provider, and (iii) return that portion of the Service Provider's data centre sued by Talisman to the Service Provider in the same condition as it was at the commencement of the initial term, normal wear and tear excepted. If Talisman does not remove Talisman Equipment and its other property within such ten-day period, the Service Provider will have the option to move any and all such property to secure storage and charge Talisman for the cost of such removal and storage.

7. Survival of Obligations: The Service Provider's obligations in respect of confidentiality provided for in this Service Agreement and any other obligations herein, which by their nature should survive, shall survive the cancellation, termination, expiration or assignment of this Service Agreement.

SCHEDULE J

HARDWARE AND OTHER PRODUCTS

SCHEDULE K

CONTACT INFORMATION